FREE WRITING PROSPECTUS	Issuer Free Writing Prospectus Filed Pursuant to Rule 433
Relating to Preliminary Prospectus dated November 3, 2011
Registration Statement No. 333–173980

ISSUER FREE WRITING PROSPECTUS DATED NOVEMBER 30, 2011

This free writing prospectus should be read together with the preliminary prospectus dated November 3, 2011 related to this offering and included in Amendment No. 6 to the Registration Statement on Form S–1 (File No. 333–173980) (the “Preliminary Prospectus”). The following information supplements and/or updates the information contained in the Preliminary Prospectus. You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes, before deciding to invest in this offering. The most recent Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1518715/000119312511295445/0001193125-11-295445-index.htm

Communication to Certain Offerees

On November 23, 2011, the following email was sent to employees of HomeStreet, Inc. and its wholly owned subsidiaries, some of whom have also been invited to participate in our directed share program. We are now filing this communication as a free writing prospectus and including with this communication a link to the most recent preliminary prospectus on file with the Securities and Exchange Commission and urge all potential investors to base their investment decisions solely on our prospectus.

The following is the text of the email from Mark Mason, President and CEO of HomeStreet, Inc. sent on November 23, 2011.

As you know, we delayed our IPO, initially scheduled for last August, as a consequence of volatile market conditions. Since then, we have been watching the market closely. Our financial advisor, FBR, believes that the market will be receptive to our IPO at this time, notwithstanding the still volatile conditions. In fact, there have recently been several successfully completed IPOs, including some done by financial institutions.

Our current schedule is to go on the road to market our offering early next week, concluding the transaction before Christmas. (However, please be aware that given the volatility in market conditions, there is no assurance that the offering will be completed in the time outlined above.)

I would like to personally thank everyone for your patience as we work to complete our recapitalization. I know that the uncertainty about timing and the delays have been difficult. I had expected to do a third quarter conference call by this time, and I would still like to do so as soon as possible so that we can discuss our outstanding results and talk about what to expect for the remainder of the year.

For those who would like to read the most recent prospectus which was posted this afternoon on the SEC site, I have included a link here.

Again, thank you for your hard work on behalf of our company. I wish all the best to you and your families this Thanksgiving holiday.

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS CONTAINED IN THE REGISTRATION STATEMENT IF YOU REQUEST IT BY CALLING FBR CAPITAL MARKETS & CO. TOLL FREE AT (800) 846 – 5050